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                                                                      EXHIBIT 99

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Investor Release
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FOR IMMEDIATE RELEASE                       FOR MORE INFORMATION CONTACT:
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02/12/02                                    Investors: Mary Healy, 630-623-6429
                                            Media:   Anna Rozenich, 630-623-7316

McDONALD'S ANNOUNCES SUPPLEMENTARY FINANCIAL DATA

OAK BROOK, IL - McDonald's Corporation announced 2001 financial information supplementing operating results released on January 24, 2002.

     . Cash generated from operations totaled $2.7 billion in 2001, exceeding capital expenditures of $1.9 billion. Our substantial cash flow from operations continues to fund expansion and dividend payments and support share repurchase. We purchased 36.1 million shares of McDonald's stock for $1.1 billion in 2001 and paid dividends of $287.7 million. We expect to purchase shares under our new $5.0 billion share repurchase program over the next four years, depending on free cash flow.

     . At December 31, 2001, total assets were $22.5 billion, total shareholders' equity was $9.5 billion and total debt was approximately $8.9 billion.

     . Systemwide sales were $40.6 billion, total revenues were $14.9 billion and net income was $1.6 billion in 2001.

     .    Depreciation and amortization totaled $1.1 billion in 2001.

     . At December 31, 2001, there were 1,280,716,553 common shares outstanding.

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     Certain forward-looking statements are included in this release. They use such words as "may," "will," "expect," "believe," "plan" and other similar terminology. These statements reflect management's current expectations regarding future events and operating performance and speak only as of the date of this release. These forward-looking statements involve a number of risks and uncertainties. The following are some of the factors that could cause actual results to differ materially from those expressed in or underlying our forward-looking statements: the effectiveness of operating initiatives and advertising and promotional efforts, as well as changes in: global and local business and economic conditions; currency exchange and interest rates; food, labor and other operating costs; political or economic instability in local markets; competition; consumer preferences, spending patterns and demographic trends; legislation and governmental regulation; and accounting policies and practices. The foregoing list of important factors is not exclusive.

     The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

     McDonald's is the world's largest and best-known food service retailer, with more than 30,000 restaurants in 121 countries serving about 46 million people each day.

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